SOUTHWESTERN ENERGY COMPANY
                           INCENTIVE COMPENSATION PLAN

                  (Amended and Restated as of January 1, 1999)



         The name of this plan shall be the Southwestern Energy Company Incentive Compensation Plan ("Plan"). The Plan Sponsor is Southwestern Energy Company (the "Company"). The Plan is effective for fiscal years of the Company commencing on or after January 1, 1993 and is hereby amended and restated as of January 1, 1999. The Plan Year shall be each successive year beginning January 1 and ending December 31.

A.   PURPOSE
         The purpose of this Plan is to attract, retain and motivate key employees by providing cash and stock incentive compensation to certain key employees of the Company and its Subsidiaries (as listed below) who have a significant impact on earnings, growth and shareholder value by rewarding both organizational and individual performance. The participating entities include Southwestern Energy Company ("Corporate"), Arkansas Western Gas Company ("Utility"), Southwestern Energy Production Company and SEECO, Inc. (together, "E & P"), and Southwestern Energy Services Company ("Marketing").

B.   ADMINISTRATION
         The Compensation Committee ("Committee") of the Board of Directors ("Board") of the Company shall have full power and authority to review and approve the designation of Participants, to approve annually the performance measures and payout thresholds, and to promulgate such rules and regulations as it deems necessary for the proper administration of the

Plan, to interpret the provisions and supervise the administration of the Plan, to certify prior to the payment of any award under the Plan that the appropriate performance measures have been achieved giving rise to such awards, and to take all action in connection therewith or in relation to the Plan as it deems necessary or advisable. When authorizing action or taking action with respect to this Plan, the Committee and/or the Board shall act without the vote of any directors who shall fail to meet the definition of an Outside Director as defined in Internal Revenue Code section 162(m) and the regulations thereunder.

C.   PARTICIPATION
         1.   Eligibility--Executives
         Only active employees of the Company or its subsidiaries who are employed in a key management capacity may be designated as Participants under the Plan.

         2.  Designation and Removal of Participants
         Participation in the Plan shall be determined on an annual basis for each calendar year as early as practicable in each year. No person shall be entitled to any award under this Plan for any year unless he or she is so designated as a Participant for that year. The CEO shall make recommendations to the Committee for the executive Participants in the Plan and their corresponding Level of Participation. The Committee shall have approval authority as to the list of executive Participants and their corresponding level of participation. The CEO will establish annually the employees who will participate in Level VI and below bonus tiers. The Committee may add to or delete individuals from the list of designated Participants from time to time, at its sole discretion, during the year or for subsequent years. Exhibit 1 identifies those selected Participants for the Plan Year, their corresponding Level of Participation and their Performance

Unit. A Performance Unit is the Company, Subsidiary or business unit upon whose Performance Measures the Participant's awards will be determined.

         3.   Notice of Participation
         As soon as reasonably practicable, each person who is selected as a Participant in the Plan for a year will be notified of his selection and his Level of Participation and the criteria for awards.

         4.   Partial Payments:  New Hires
         If an individual becomes a new Participant during the Plan Year, the incentive compensation award will be earned on the basis of one-twelfth of the annual incentive compensation for each full month of employment in the calendar year of initial employment or promotion. Any exceptions shall be approved by the Compensation Committee.

D.   THRESHOLDS; PERFORMANCE CRITERIA
         1.   Organizational Performance
         In connection with the designation of Participants for each year, the Committee shall establish each Plan Year minimum, target and maximum organization performance threshold levels ("Threshold Levels") for such Plan Year based on Company and Subsidiary performance measures ("Performance Measures"). The Committee may at its discretion make adjustments to the performance threshold levels or to the actual Performance Measures to remove the effect of extraordinary items or changes in accounting methods.

         The  Performance  Measures  to  be  used  for  each   Performance  Unit
(Corporate, Utility, E&P, and Marketing) will be recommended by the CEO, but shall be set by the Committee. The

Weighting Factors and performance Threshold Levels are designated on Exhibit 3 and each Performance Measure is defined on Exhibit 3a. The Performance Measures and related definitions may be revised annually if deemed necessary upon approval by the Committee.

         Achievement of the minimum, target or maximum Threshold Levels shall determine the bonus percentages ("Bonus Percentages") to be used in calculating bonus amounts as set forth herein. The Bonus Percentages applicable to each Threshold Level may be established by the Committee from time to time as outlined in Exhibit 2. For each Company Performance Measure, a bonus amount shall be calculated for the year equal to the Bonus Percentage of Salary (as defined below) for each Participant, adjusted by a percentage ("Weighting Factor") applicable to each Company Performance Measure as established by the Committee from time to time for each year. The Weighting Factors shall be as outlined in Exhibit 3, but may be changed by the Committee from year to year, and additional Company Performance Measures may be established, so long as the sum of the Weighting Factors is always equal to 100 percent. The sum of the individual bonus amounts so established for each Company Performance Measure shall be equal to the Organizational Performance Amount. The formulas for calculating the organizational performance awards are contained on Exhibit 4.

         2.   Individual Performance Award Amount
         The Plan allows for discretionary awards to be made to Participants upon the recommendation of the Company's Chief Executive Officer and the approval of the Committee. These awards will be based upon an individual Participant's performance against individually established goals or an overall assessment of a Participant's contribution in areas that cannot be quantifiably measured. The amount so determined shall be the Participant's "Individual

Performance Award Amount." A Participant's maximum Individual Performance Award Amount is equal to the Total Bonus Opportunity at the Target Performance level. However, in no event can the amount of Individual Performance Award Amount payable result in a Participant receiving a total bonus award greater than the Total Bonus Opportunity, given the organizational performance level achieved.

         3.   Final Determination of Bonus
         Each Participant's bonus for a year shall be equal to the sum of (i) the Organizational Performance Amount for such Participant and (ii) the Individual Performance Award Amount for such Participant.

         4.  Chief Executive Officer's Discretionary Pool
         In each Plan Year, the Chief Executive Officer of the Company, in his sole discretion, will be authorized to make awards from the Chief Executive Officer's Discretionary Pool to any employee of the Company or its Subsidiaries who is not a Participant in the Plan. Each Plan Year, the Chief Executive Officer, with the approval of the Committee, will establish the amount to be allocated to the Chief Executive Officer's Discretionary Pool. Initially, the amount will be set at 1% of the aggregate base salaries of the exempt employees who are not specified Participants under this Southwestern Energy Company Incentive Compensation Plan.

         5.  Salary

         Salary for purposes of computing bonuses hereunder shall be equal to the average annual base salary in effect for such Participant for the Plan Year.

E.   PAYMENT OF AWARD
         The total bonus payable for any Plan Year shall be payable to each Participant as soon as practicable after the date of determination of the amount thereof and a minimum of 75 percent of such amount shall be payable in cash. The balance shall be payable as the Committee may determine in its sole discretion, either in cash or in an award of shares of common stock of the Company ("Shares") having an aggregate Fair Market Value (FMV) equal to the balance of the bonus. The FMV shall be equal to the closing sale price of the Company's common stock as reported on the New York Stock Exchange for the day immediately preceding the date of payment of such bonus. The Shares so issued shall be subject to the restrictions set forth below.

         The Committee may, in its absolute discretion, in connection with any grant of Restricted Stock or at any time thereafter, grant a cash bonus, payable promptly after the date on which the Participant is required to recognize income for federal income tax purposes in connection with such grant of Restricted Stock, in such amounts as the Committee shall determine from time to time; provided, however that in no event shall the amount of a cash bonus exceed the FMV of the related shares of Restricted Stock on such date. A cash bonus shall be subject to such conditions as the Committee shall determine at the time of the grant of such cash bonus and also subject to the Company's 1993 Stock Incentive Plan ("the Stock Plan").

         Unless the Committee otherwise determines, no bonus shall be payable to any Participant who is not an active employee of the Company or one of its subsidiaries at the end of the Plan Year for which such bonus is payable.

F.   RESTRICTED SHARES AWARDED
         Any Restricted Shares awarded to a Participant under this Plan will be awarded under the Stock Plan. As such, the terms and provisions of the Stock Plan shall apply and control any Restricted Shares awarded under this Plan.

G.  PAYMENT OF AWARDS-CHANGE IN CONTROL
         1. In the event a Participant's employment is terminated on or after a Change in Control (as defined below) (a) by the Company (other than for Cause as defined below) (b) voluntarily by any Participant with whom the Company has not entered into a severance agreement or any agreement in the nature of a severance agreement for Good Reason (as defined below) or (c) voluntarily by any Participant with whom the Company has entered into a severance agreement or an agreement in the nature of a severance agreement, pursuant to the same conditions (if any) for payment in the event of voluntary termination of employment on or after a Change in Control provided for in such severance agreements:

              (i) Any annual incentive determined or determinable but not yet paid as of the date of such termination of employment, immediately shall be paid.

              (ii) Any annual incentive not yet determined as of the date of such termination of employment, immediately shall be determined pursuant to the subsection 3 below entitled "Partial Payments: Termination of Employment" and shall be paid in a lump sum to such Participant.

         2. For all purposes under the Plan, (a) the term "Cause," when used in connection with the termination of the Participant's employment shall mean (i) the willful and continued failure by the Participant substantially to perform his duties and obligations (other than any such failure resulting from his or her Disability) or (ii) the willful engaging by the Participant in misconduct which is materially injurious to the Company. For purposes of this definition, no act, or failure to act, on a Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company or a participating Subsidiary.


(b) "Change in Control" shall mean the occurrence of any of the following:

         (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), and "Acquiring Person") becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Southwestern Energy Company representing 20 percent or more of the combined voting power of Southwestern Energy Company's then outstanding securities, excluding any employee benefit plan sponsored or maintained by Southwestern Energy Company (or any trustee of such plan as trustee);

         (ii) Southwestern Energy Company's stockholders approve an agreement to merge or consolidate Southwestern Energy Company with another corporation (other than a corporation 60 percent or more of which is controlled by, or is under common control with, Southwestern Energy Company);

         (iii) any individual who is nominated by the Board for election to the Board on any date fails to be so elected as a direct or indirect result of any proxy fight or contested election for positions on the Board;

         (iv) a "Change in Control" of Southwestern Energy Company of a nature that would be required to be reported in response to Item 6(e) of
         Schedule 14A of Regulation 14A promulgated under the Exchange Act occurs; or

         (v) a majority of the Board determines in its sole and absolute discretion that there has been a Change in Control of Southwestern Energy Company or that there will be a Change in Control of Southwestern Energy Company upon the occurrence of certain specified events and such events occur.

(c) "Disability" shall mean a physical or mental incapacity of the Participant which entitles the Participant to benefits at least equal to two-thirds of his base salary during the period of such incapacity under any long term disability plan applicable to him and maintained by the Company and in effect immediately prior to a Change in Control.

(d) "Good Reason," when used with reference to a termination by the Participant of his employment with the Company, shall mean:

         (i) the assignment to the Participant of any duties inconsistent with, or the reduction of hours or functions associated with, his positions, duties, responsibilities and status with the Company immediately prior to a Change in Control, or any removal of the Participant from, or any failure to reelect the Participant to, any positions or offices that the Participant held immediately prior to a Change in Control, except in connection with the termination of the Participant's employment by the Company for Cause or on account of Disability pursuant to the requirements of the Plan;

         (ii) a reduction of the Participant's base salary as in effect immediately prior to a Change in Control, except in connection with the termination of the Participant's employment by the Company for Cause or on account of Disability pursuant to the requirements of the Plan;

         (iii) a change in the Participant's principal work location to a location more than forty (40) miles from the Participant's work location immediately prior to a Change in Control except for required travel on business to an extent substantially consistent with the Participant's business travel obligations immediately prior to a Change in Control;

         (iv) (A) the failure by the Company to continue in effect any employee benefit plan, program or arrangement (including, without limitation, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974) in which the Participant was participating immediately prior to a Change in Control (or substitute plans, programs or arrangements providing the Participant with substantially similar benefits), (B) the taking of any action, or the failure to take any action, by the

         Company which could (1) adversely affect the Participant's participation in, or materially reduce the Participant's benefits under any of such plans, programs or arrangements, (2) materially adversely affect the basis for computing benefits under any of such plans, programs or arrangements or (3) deprive the Participant of any material fringe benefit enjoyed by the Participant immediately prior to a Change in Control or (C) the failure by the Company to provide the Participant with the number of paid vacation days to which the Participant was entitled immediately prior to a Change in Control in accordance with the Company's vacation policy applicable to the Participant then in effect, except, in each case, in connection with the termination of the Participant's employment by the Company for Cause or on account of Disability pursuant to the requirements of the Plan;

         (v) the failure by the Company to pay the Participant any portion of the Participant's current compensation, or any portion of the Participant's compensation deferred under any plan, agreement or arrangement of or with the Company, within seven (7) days of the date such compensation is due;

         (vi) a material increase in the required working hours of the Participant from that required prior to a Change in Control;

         (vii) the failure by the Company to obtain an assumption of the obligations of the Company under the Plan by any successor to the Company; or

         (viii) any termination of the Participant's employment by the Company which is not effected pursuant to the requirements of the Plan.

         3.   Partial Payments:  Termination of Employment
         In the event of a Participant's  termination of employment,  other than
(a) a termination by the Company (other than for Cause) on or after a Change in Control, (b) voluntarily by any Participant with whom the Company has not entered into a severance agreement or any agreement in the nature of a severance agreement for Good Cause (as defined above) on or after a Change in Control, (c) voluntarily by any Participant with whom the Company has entered into a severance agreement or an agreement in the nature of a severance agreement on or after a Change in Control, pursuant to the same conditions (if any) provided for in such severance agreement for payment in the event of a voluntary termination of employment on or after a Change in Control, (d) by the Participant's death,
(e) by disability or (f) by retirement, any unpaid incentive compensation awards shall be subject to forfeiture at the discretion of the Committee. If the termination is a result of retirement or Disability, the Participant shall be considered to have earned one-twelfth of the annual incentive compensation award of a particular year for each full month of employment in the calendar year of retirement.

         In the event of termination by the Company (other than for Cause) on or after a Change in Control, voluntarily by any Participant with whom the Company has not entered into a severance agreement or any agreement in the nature of a severance agreement for Good Reason on or after a Change in Control, or voluntarily by any Participant with whom the Company has entered into a severance agreement or an agreement in the nature of a severance agreement, on or after a Change in Control pursuant to the same conditions (if any) for payment in the event of a voluntary termination of employment on or after a Change in Control provided for in such severance agreement and in the event the Participant's employment terminates prior to the end of any calendar year:

(a) The Participant's annual incentive compensation award for the year of termination shall be determined based on the number of full months in the calendar year in which the termination of employment occurs during which the employee was a Participant in this Plan. In the event the Participant's employment terminates prior to the end of any calendar year, the performance measures used in determining a Participant's annual incentive compensation award shall be determined by annualizing Southwestern Energy Company's results to date with respect to each Performance Measure. Each of the Performance Measures for such incomplete calendar year for the respective Performance Unit (i.e. Corporate, Utility, E&P or Marketing) shall be deemed to be Southwestern Energy Company's projected Performance Measures (i.e. Cash Flow, EPS, G&A, Production, etc.) for such calendar year (as reflected in Southwestern Energy Company's Annual Budget for such calendar year, prepared in the immediately preceding calendar year) plus or minus a percentage of such projected Performance
     Measure, equal to the percentage by which Southwestern Energy Company's actual annualized Performance Measure during such incomplete calendar year, exceeds or is exceeded by the projected Performance Measure for such incomplete calendar year.

(b) The Individual Performance Award Amount for such Participant shall be the Compensation Committee's most recent estimation of such Participant's performance for the calendar year in which the Participant's employment terminates or, if there shall be no such estimation and the Participant was a Participant in the Plan in the immediately preceding calendar year, the Individual Performance Award Amount for such Participant for such immediately preceding calendar year.

         For all purposes under the Plan, on or after a Change in Control, the term Compensation Committee shall mean the Compensation Committee of the Board as it existed immediately prior to such Change in Control.

H.   NO VESTED RIGHTS
         Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any employee any right to be granted participation in the Plan. Nothing contained in the Plan shall confer any right upon any employee concerning the continuation of employment with the Company or interfere in any way with the right of the Company to terminate his employment at any time. Nothing in the Plan shall be construed to prevent the Company from taking any corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action will have an adverse effect on the Plan or any Participant or any award made thereunder. No employees, beneficiaries or other person shall have any claim against the Company or any Subsidiary as a result of any action and no Participant shall have any claim or legal right to a bonus hereunder until such time as the bonuses are actually paid pursuant to Section E hereof.

I.   NON-ASSIGNMENT
         The interest of any Participant under the Plan shall not be assignable either by voluntary or involuntary assignment or by operation of law.

J.   TERM OF THE PLAN
         Awards may be granted pursuant to this Plan for any year ending on or before December 31, 2009 unless the Plan is sooner terminated by the Board of Directors.

K.   AMENDMENTS
         The Board may, from time to time, amend, alter, suspend or discontinue the Plan or alter or amend any and all awards of Shares granted thereunder prior to the issuance thereof. The power of the Board to amend the Plan shall include the power to amend the Plan, without the approval of shareholders, to provide that all bonuses shall be payable in cash.